 Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 28, 2021, relating to the financial statements and financial highlights of WP Smaller Companies Income Plus Fund, WP International Companies Income Plus Fund, WP Income Plus Fund, and WP Large Cap Income Plus Fund, each a series of WP Trust, for the year ended November 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

March 26, 2021